EXHIBIT 21

                        List of Subsidiaries


          Name                               Jurisdiction

     Jersey Shore State Bank                 Pennsylvania

          The M Group, Inc.                  Pennsylvania

     Woods Real Estate Development, Inc.     Pennsylvania

     Woods Investment Co., Inc.              Pennsylvania